Exhibit 99.1

Company Contact:
Discovery Partners International
Chief Executive Officer	Chief Financial Officer
Riccardo Pigliucci	Craig Kussman
(858) 228-4113	(858) 228-4113
ir@discoverypartners.com

FOR IMMEDIATE RELEASE

DISCOVERY PARTNERS INTERNATIONAL REPORTS FOURTH QUARTER AND YEAR 2003 RESULTS WITH RECORD NET INCOME AND PROFIT FROM OPERATIONS

San Diego, CA – February 10, 2004 – Discovery Partners International, Inc. (NASDAQ: DPII) today announced financial results for the three months and twelve months ended December 31, 2003.

Revenues for the fourth quarter of 2003 were $14.5 million, an increase of 17 percent compared to $12.4 million for the fourth quarter of 2002.  Revenues for the twelve months ended December 31, 2003 were $49.8 million, an increase of 21 percent compared to $41.3 million for the same period in 2002.  The growth in revenues for the three and twelve-month periods over the 2002 comparable results was primarily due to increased exclusive compound supply revenues, including the completion of $2.1 million of newly contracted chemical intermediary business from Pfizer during the fourth quarter, and increased screening revenues.

Net income for the fourth quarter ended December 31, 2003 was $1.5 million, or $0.06 per share compared to a net loss of $50.9 million, or $2.09 per share, for the same period in 2002, which included a $51.1 million, or $2.10 per share, impairment charge for goodwill and other intangibles.  Net income for the twelve months ended December 31, 2003 was $1.1 million, or $0.04 per share, which included $1.9 million, or $0.08 per share, of restructuring costs related to the closure of our Tucson chemistry operations, compared to a reported net loss of $62.1 million, or $2.55 per share, for the same period in 2002, which included $7.3 million, or $0.30 per share of provisions related to the discontinuation of the Company’s non-exclusive compound supply business, and a $51.1 million, or $2.10 per share, impairment charge for goodwill and other intangibles.

Gross margin, as a percentage of revenues, for the fourth quarter of 2003 was 42 percent, up from 27 percent in the fourth quarter of 2002.  The improvement in gross margin percentage is due to the favorable overhead absorption resulting from the additional volume of chemical intermediaries delivered to Pfizer, savings in materials costs, higher screening volumes and other operating efficiencies, which offset lower instrumentation margins.  For the twelve months ended December 31, 2003, gross margin as a percentage of revenues was 36 percent, up from 14 percent for the same period in 2002, which included provisions related to the discontinuation of the Company’s non-exclusive compound supply business equaling 18 percent of revenue.

Research and development costs for the fourth quarter of 2003 were $0.6 million, down from $1.1 million in the fourth quarter of 2002.  Research and development costs for the twelve months ended December 31, 2003 were $2.6 million, down from $6.2 million in the same period in 2002.  The decrease in research and development costs for the three and twelve-month periods was due to the redeployment of development scientists and engineers to the direct revenue generating activities of customer funded R&D programs and collaborations.

Sales, general and administrative costs for the fourth quarter of 2003 were $4.1 million, up from $2.4 million in the fourth quarter of 2002.  Sales, general and administrative costs for the twelve months ended December 31, 2003 were $14.0 million, up from $12.3 million in the same period of 2002.  The increase in sales, general and administrative costs for the three and twelve-month periods resulted from higher levels of incentive compensation accruals and business development costs, which offset savings from facility consolidations.

Cumulative restructuring costs related to the closure of the Company’s Tucson facility were $1.9 million for the year.  The Company did not incur any restructuring charges related to the Tucson closure in the fourth quarter.

Cash and short-term investments at December 31, 2003 were $72.6 million, an increase of $2.6 million from the balance at September 30, 2003 due primarily to net cash flow provided by operations.

Since our third quarter 2003 earnings report, Discovery Partners has achieved several milestones:

•      In October 2003, the Company received an additional work order from Pfizer for chemical intermediates to be delivered by December 31, 2003. This marked the first time Pfizer had requested chemical synthesis work outside the scope of our existing master collaboration agreement. As a result of the extraordinary efforts of our chemistry operation, we recognized an additional $2.1 million of revenue, allowing the Company to exceed its prior revenue and earnings per share guidance for 2003.

•      On December 4, 2003, the Company announced the continuation of its R&D relationship with Allergan, Inc. by entering into a lead finding collaboration for multiple, unique GPCR and enzyme targets of significance to ophthalmology and neurology therapeutic areas.

•      On December 8, 2003, the Company announced the election of Herm Rosenman to its Board of Directors. Mr. Rosenman is currently Vice President, Finance and CFO of Gen-Probe Incorporated.  In February 2004, Mr. Rosenman was appointed to serve as Chairman of the Company’s Audit Committee.

•      On February 4, 2004 the Company announced a new collaboration with Celltech to discover potential lead compounds for one of Celltech’s selected targets involved in intracellular signal transduction. In this collaboration, DPI will make use of its comprehensive compound collection and its proprietary process and data management tools.

“We are extremely pleased to report that our performance exceeded our expectations, allowing the Company to achieve positive EPS for the year on a US GAAP reported basis,” commented Riccardo Pigliucci, CEO and Chairman of Discovery Partners.  “Our operating capacity allowed us to respond quickly to the unexpected demand of our key customer and surpass our revenue and profit plan for the quarter and for the year. As a result, we were able to operate at the third quarter’s high production levels, thereby maintaining excellent operating leverage and margins. Although the flow of new business in 2003 is indicative of the acceptance of our capabilities in the market place, in light of the uncertain economic environment, it is still appropriate to reaffirm our prior guidance of revenue between $53 million and $55 million and earnings in the mid-teens cents per share range for 2004,” concluded Pigliucci.

A conference call discussing fourth quarter 2003 financial results, as well as financial guidance for 2004, will be publicly available via the Company’s website, at http://www.discoverypartners.com.  The live webcast will begin at 11:00 am Eastern Time, on Tuesday, February 10, 2004.  In addition to the live webcast, replays will be available to the public on Discovery Partners’ website, http://www.discoverypartners.com and by calling (800) 428-6051, access code:  331301 through Tuesday, February 17, 2004.

About Discovery Partners

Discovery Partners International, Inc. is a leader in drug discovery collaborations.  DPI offers integrated services, products, and systems that span the drug discovery continuum, including target characterization, targeted and screening-library design and synthesis, high throughput and high content screening, lead generation and optimization, gene expression analysis, and protein crystallization.  DPI has actively contributed to dozens of drug discovery collaborations, working on many of the most promising new biological target areas for the biotech and pharmaceutical industries.  Discovery Partners International is headquartered in San Diego, California and has operations in the United States, Europe and India.  For more information on Discovery Partners International, Inc., please visit the Company’s website at http://www.discoverypartners.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty.  Discovery Partners’ actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties that exist in Discovery Partners’ operations, development efforts and business environment, including the establishment of offshore chemistry operations, our ability to establish and maintain collaborations, execute more profitable business and realize operating efficiencies, our ability to achieve expected growth and financial performance in 2004, the integration of acquired businesses, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and other risks and uncertainties more fully described in Discovery Partners’ annual report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission and Discovery Partners’ other SEC reports.

DISCOVERY PARTNERS INTERNATIONAL, INC.

Selected Consolidated Financial Data

(In Thousands, Except Per Share Amounts)

Consolidated Statement of Operations Data

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)

Revenues	$14,466	$12,355	$49,827	$41,315
Cost of Revenues:
Cost of Revenues Before Additional Charges	8,423	9,063	31,669	28,221
Additional Charges:
Provision for Obsolete Inventory and Discontinued Products	—	—	—	5,781
Anticipated Contract Loss	—	—	—	1,485
Gross Margin	6,043	3,292	18,158	5,828

Operating Expenses:
Research and Development	642	1,075	2,554	6,222
Selling, General and Administrative	4,109	2,438	13,964	12,271
Restructuring	—	—	1,873	—
Amortization of Stock-based Compensation	177	112	515	623
Impairment of Goodwill and Other Intangible Assets	—	51,091	—	51,091
Total Operating Expenses	4,928	54,716	18,906	70,207

Income (Loss) From Operations	1,115	(51,424)	(748)	(64,379)

Interest Income, Net	327	541	1,757	2,037
Foreign Currency Transaction Gains (Losses), Net	37	(13)	(13)	(102)
Other Income (Expense), Net	18	(36)	63	(36)
Minority Interest in Consolidated Subsidiary	—	55	—	368

Net Income (Loss)	$1,497	$(50,877)	$1,059	$(62,112)

Net Income (Loss) Per Share, Basic	$0.06	$(2.09)	$0.04	$(2.55)

Weighted Average Shares Outstanding, Basic	24,421	24,339	24,344	24,315

Net Income (Loss) Per Share, Diluted	$0.06	$(2.09)	$0.04	$(2.55)

Weighted Average Shares Outstanding, Diluted	25,584	24,339	25,077	24,315

Summary Balance Sheet

	December 31 2003	December 31 2002
	(Unaudited)

Cash and Cash Equivalents	$7,846	$8,309
Short-Term Investments	64,728	61,327
Accounts Receivable, Net	11,875	9,816
Inventories	4,148	4,608
Other Current Assets	1,583	1,333
Total Current Assets	90,180	85,393

Restricted Cash	1,197	931
Property and Equipment, Net	8,408	9,819
Patents, License Rights and Other Intangible Assets, Net	8,656	7,220
Other Assets, Net	743	1,080
Total Assets	$109,184	$104,443

Accounts Payable and Accrued Expenses	$5,789	$3,650
Restructuring Accrual	744	—
Current Portion of Long-Term Debt	—	723
Contract Loss Accrual	—	837
Deferred Revenue	4,306	2,291
Total Current Liabilities	10,839	7,501

Other Liabilities	—	306
Deferred Rent	98	105

Common Stock	25	24
Common Stock Issuable	1,026	—
Treasury Stock	(776)	(119)
Additional Paid-in-Capital	201,686	200,691
Deferred Compensation	(1,055)	(260)
Accumulated Other Comprehensive Income	972	885
Accumulated Deficit	(103,631)	(104,690)

Total Stockholders’ Equity	98,247	96,531

Total Liabilities and Stockholders’ Equity	$109,184	$104,443

Statements of Cash Flows

	Twelve Months Ended December 31, 2003	Three Months Ended December 31, 2003
	(Unaudited)	(Unaudited)

Net Income	$1,059	$1,497

Adjustments to Reconcile Net Income to Cash Provided by Operating Activities
Depreciation and Amortization	4,779	1,100
Amortization of Stock-based Compensation	515	178
Restructuring Expense	1,873	—

Change in Operating Assets and Liabilities
Accounts Receivable	(2,394)	(1,874)
Inventories	460	(151)
Other Current Assets	(224)	96
Accounts Payable, Accrued Expenses and Contract Loss Accrual	1,583	1,450
Restructuring Accrual	(1,129)	(221)
Deferred Revenue	1,861	1,653
Deferred Rent	(7)	(5)
Restricted Cash	(248)	(626)
Net Cash Provided by Operating Activities	8,128	3,097

Investing Activities
Purchases of Property and Equipment	(2,172)	(762)
Other Assets	381	56
Purchase of Patents, License Rights and Other Intangible Assets	(2,211)	(105)
Proceeds from (Purchase of) Short-Term Investments	(4,096)	1,328
Net Cash (Used in) Provided by Investing Activities	(8,098)	517

Financing Activities
Proceeds From Borrowing (Principal Payments) on Capital Leases and Line of Credit	(1,056)	20
Purchase of Treasury Stock	(289)	—
Issuance of Common Stock	711	343
Net Cash (Used in) Provided by Financing Activities	(634)	363
Effect of Exchange Rate Changes	141	631

Net (Decrease) Increase in Cash and Cash Equivalents	(463)	4,608

Cash and Cash Equivalents at Beginning of Period	8,309	3,238
Cash and Cash Equivalents at End of Period	$7,846	$7,846